TECHNICAL ASSISTANCE AND

MARKETING SUPPORT AGREEMENT

BY AND BETWEEN

NORTHERN TECHNOLOGIES

INTERNATIONAL CORPORATION

AND

FIBRO-NTI, JOINT STOCK COMPANY

DATED AS OF JUNE 24, 2001

i

TECHNICAL ASSISTANCE AND
 MARKETING SUPPORT AGREEMENT

This Technical Assistance and Marketing Support Agreement (“Technical Assistance Agreement”), is made and entered into as of June 24, 2001, by and between NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a corporation organized under the laws of the State of Delaware, U.S.A., whose registered office is located at 6680 North Highway 49, Lino Lakes, Minnesota, U.S.A. (hereinafter “NTI”) and FIBRO-NTI, JOINT STOCK COMPANY is Elemanari Sanaye Insaat, ve Tic. Ltd. Sti, Karanfil Cad. 27, 80620 1. Levent, Istanbul, Turkey (hereinafter “ Fibro-NTI”).

ARTICLE 1
DEFINITIONS

For the purposes of this Agreement, the following Definitions of terms shall apply:

1.1.	Shareholders Joint Venture Agreement or Agreement.

          That certain Shareholders Joint Venture Agreement by and between NTI (as hereinafter defined), and the other Parties (as hereinafter defined) dated as of June 24, 2001, for the formation and governance of a new entity under the laws of Turkey in the form of a limited liability company which shall be known as Fibro-NTI (“Fibro-NTI” or the “Corporation”).

1.2.	Ancillary Agreements.

The following are the Ancillary Agreements and the Parties thereto:

	1.2.1.	Management Agreement between Fibrobeton and the Corporation (“Management Agreement”); and

	1.2.2.	Sales Representation Agreement between Atagençer, LLC (“Atagençer”) and the Corporation (“Sales Representation Agreement”); and

	1.2.3.	License Agreement between NTI and the Corporation (“License Agreement”); and

	1.2.4.	Technical Assistance and Marketing Support Agreement between NTI and the Corporation (“Technical Assistance Agreement”).

1.3.	Parties.

The Parties to the Shareholders Joint Venture Agreement and/or the Ancillary Agreements, their successors and permitted assigns.

1.4.	NTI.

          Northern Technologies International Corporation, a company organized under the laws of the State of Delaware, U.S.A., the principal place of business of which is Lino Lakes, Minnesota, U.S.A.  NTI is the owner of the NTI Intellectual Property Rights (as hereinafter defined), and of a 50% interest in the Corporation pursuant to the Shareholders Joint Venture Agreement.  In addition, NTI is the owner of a 50% interest in NTI ASEAN (as hereinafter defined).

1.5.	Taiyonic.

          Taiyonic Ltd., a company organized under the laws of Japan and an NTI Affiliate, which may help in marketing Product to Japanese companies for and on behalf of Fibro-NTI, either in the Territory or internationally as per terms to be agreed to with the support of NTI, as the Parties desire.  Taiyonic is 50% owned by NTI and 50% by Taiyo Petroleum Gas Co. Ltd.

1.6.	NTI ASEAN.

          NTI ASEAN, LLC, a limited liability company, organized under the laws of the State of Nevada, U.S.A., whose registered office is in Reno, Nevada, U.S.A., to which NTI has assigned all of its right, title and interest in the NTI Intellectual Property Rights (as hereinafter defined) for the ASEAN Region (as set forth in Article 1.7.2 hereof), outside of Japan and the Republic of South Korea.  NTI ASEAN is owned 50% by NTI and 50% by Taiyo Petroleum Gas Co. Ltd.

1.7.	NTI and/or NTI ASEAN Affiliates.

All entities and/or individuals with which NTI and/or NTI ASEAN has a joint venture relationship, similar in character and style but not necessarily identical to the relationship created by the Shareholders Joint Venture Agreement and the Ancillary Agreements, or another form of alliance, for the development, manufacture, promotion, marketing, sales and applications engineering of Know-How, Materials, Process, Product and/or Masterbatch anywhere in the world.

	1.7.1	NTI Affiliates.

Current NTI Affiliates are set forth in Appendix I hereof.

	1.7.2	NTI ASEAN Affiliates.

Current NTI ASEAN Affiliates are set forth in Appendix II hereof.

1.8.	Corporation or Joint Venture.

          Fibro-NTI, that entity created in Turkey by the Parties pursuant to the Shareholders Joint Venture Agreement to conduct the Corporation’s Business in the Territory, also referred to herein as  “Fibro-NTI”.

1.9.	Corporation’s Business.

          The Corporation’s Business shall be the manufacturing, marketing and distribution of Product, pursuant to NTI Intellectual Property Rights, and of any other technologies as shall be determined by the Parties in writing and made a part hereof pursuant to Article 1.21 of this Agreement, in the Territory.

1.10.	Territory.

The Territory of Turkey and any other Territories as shall be agreed between the Parties.

1.11.	Effective Date.

          The date upon which all necessary formal approvals from the appropriate authorities of the Republic of Turkey for the Shareholders Joint Venture Agreement were obtained and the Corporation was duly registered pursuant to the Shareholders Joint Venture Agreement and the Ancillary Agreements as appropriate in the Territory.

1.12.	NTI Intellectual Property Rights.

          The Know-How, Materials, Process, Product, Masterbatch, Trademark, and NTI and/or NTI ASEAN Trade Secrets, (all as hereinafter defined), collectively, as such currently exist and shall hereafter be modified, developed and/or acquired by NTI.

1.13.	Know-How.

          The technology, formulae, methods and procedures developed by NTI at considerable expense over a period of many years, both directly and through NTI Affiliates; which are unique in nature and essential or useful in the proper application of the Process, together with all improvements and modifications with respect thereto.

1.14.	Materials.

The constituent materials and chemicals of one or more formulations developed by NTI under strict quality control which are required for utilization of the Process.

1.15.	Process.

          The procedure utilizing the Know-How for the manufacture of polyethylene substances with corrosion inhibiting properties derived from the Materials as developed and specified by NTI, together with any improvements and modifications of the corrosion inhibiting technology as it relates directly to the manufacture of corrosion inhibiting polyethylene substances, together with future technology, knowledge and product development which is useful in the manufacture of the Product.

1.16.	Product.

          Volatile Corrosion Inhibiting (“VCI”) materials incorporated in polyethylene film and solid substances of polyethylene in the form of boxes, tubes and other containers, which may also include other volatile corrosion inhibiting host packaging substances such as paper, manufactured by means of the Process, incorporating the Materials and utilizing the Trademark, all of which have been developed and are owned by NTI.

1.17.	Masterbatch.

          Any formulation of the Materials which shall be designated by NTI, as appropriate, to be applied to the specific requirements for corrosion protection, as afforded by the Product, of a known customer desirous of protecting an identified object (or objects) which are to be subjected to an anticipated certain range of corrosive influences. In addition to Materials, Masterbatch shall generally also contain other substances for the purpose of facilitating the manufacture of Product utilizing the Process.

1.18.	Trademark.

          The name and style “ZERUST”, the “Zerust People”, “EXCOR”, the NTI Logo and the Color Yellow as applied to VCI packaging materials, including trade literature, technical specifications and application instructions, and promotional material pertaining thereto, together with any ancillary trademark registrations, which may differ between various jurisdictions.  NTI is the registered owner of the Trademark in the Jurisdictions cited hereof in Appendix III.

1.19.	NTI and/or NTI ASEAN Trade Secrets.

          All information deemed and designated confidential, both in the Shareholders Joint Venture Agreement and in the Ancillary Agreements and hereafter, including but not limited to information regarding the Know-How, Materials, Process, Product, and/or Masterbatch, together with information regarding technology, customers, research, techniques, processes, applications, formulae, cost data, customer lists, suppliers, competition, marketing strategy, supply relationships, costs and cost accounting, memoranda, diagrams, pictures, computer software and programs and records contained therein, sales information, financial information, costs, pricing data and profits, relating to the business and Intellectual Property Rights of NTI, NTI ASEAN, the Corporation and NTI and/or NTI ASEAN Affiliates, both in the Territory and elsewhere.

1.20.	Other Agreed Upon Technologies.

In conformity with the objectives of the Parties hereto to expand the commercial activities of Fibro-NTI over time, the Parties shall endeavor to identify products, materials and/or technologies, which are both compatible with the Corporation’s Business, and susceptible of being profitably marketed through and/or by the Corporation in the Territory.  Upon joint agreement of the Parties, in writing, to adopt such new products, materials and/or technologies within the scope of the Corporation’s activities, and successful negotiation of requisite commercial rights to commercialize such new products, materials and/or technologies in the Territory, such new products, materials and/or technologies shall be deemed to be incorporated within the Corporation’s activities as “Other Agreed Upon Technologies” to be treated as set forth in the Shareholders Joint Venture Agreement and the Ancillary Agreements.

1.21.	Net Sales.

          The total proceeds from the sale of Product and Other Agreed Upon Technologies sold by the Corporation in normal, bona fide commercial transactions on an arm’s length basis to, by, with, or through an entity which is not affiliated with any Party of this Agreement, less the following items: (i) sales discounts (including sales rebates); (ii) sales returns; (iii) shipping and transaction costs, such as Value Added Tax, CIF charges and packaging expenses; and (iv) sales commissions to third parties.

1.22.	At Cost.

          Without profit component of any kind, direct or indirect, to the particular Party i n the given case (although nothing herein shall preclude such Party from recovering all costs - direct and indirect - arising out of any transaction with the proscription “At Cost”).

1.23.	Shareholder.

          Any holder, from time to time, of Shares of the Corporation and who presently is a Party to the Shareholders Joint Venture Agreement or who may become a Party to the Shareholders Joint Venture Agreement in the future.

1.24.	Shares.

Any validly issued shares of the Corporation owned by any Shareholder pursuant to the Shareholders Joint Venture Agreement.

1.25.	Transfer of Shares.

Any sale, transfer, assignment, pledge or disposition of Shares of the Corporation in any way, whether voluntarily or involuntarily, by gift, legal procedure, operation of law, or any other means.

1.26.	Transferor of Shares.

A Shareholder who declares an intention to Transfer Shares of the Corporation and/or initiates the Transfer of Shares.

1.27.	Transfer Price for Shares.

The price per share for the Shares of the Corporation offered on an arm’s-length basis by an outside party to the Transferor in a bona fide written offer.

1.28.	Transferee.

          Any new Shareholder, who has heretofore not been a party to the Shareholders Joint Venture Agreement, who acquires his Shares pursuant to the provisions of the Shareholders Joint Venture Agreement, and who thereafter signs and becomes a Party to the Shareholders Joint Venture Agreement.

1.29.	Change of Control.

          Any change in ownership, management, control or scope of business activities of a Party which could affect the performance of the duties and/or obligations of such Party under the Shareholders Joint Venture Agreement or the Ancillary Agreements.

ARTICLE 2
RESPONSIBILITIES OF NTI WITH RESPECT TO
PROVIDING TECHNICAL ASSISTANCE TO
FIBRO-NTI RELATIVE TO PRODUCT

2.1.	Technical Assistance Relative to Product.

          NTI shall provide Fibro-NTI with technical advice with respect to the effective use of Product, applications engineering support in response to customer requirements for the development of packaging systems incorporating Product, and technical assistance in the manufacturing of Product in the Territory.  In addition, NTI shall assist Fibro-NTI in responding to technical problems which might arise from the use of Product (proper and improper), and in the evaluation of potential new applications of Product for specific customers.

2.2.	Development of New Application Technologies.

NTI shall continue its efforts to expand the range of applications of the Product and shall make any tangible results of such efforts available to Fibro-NTI.

2.3.	Training by NTI in the Manufacturing of the Product in the Territory.

          NTI shall provide assistance and training of personnel from Fibro-NTI as may reasonably be required by Fibro-NTI to facilitate the manufacture of  Product in the Territory.  This shall include training of Agents of Fibro-NTI (as defined in Article 7.3.1 hereof), and may include the training of Submanufacturers of Fibro-NTI (as defined in Article 7.3.1(i)hereof) at a location to be mutually determined.

2.4.	Quality Control of Masterbatch.

          The parties recognize that the Materials consist of a unique, proprietary and secret combination of chemicals which has been developed by NTI, which chemicals are prepared, mixed and combined prior to shipment in the form of Masterbatch; and that the Masterbatch is essential in order for the Process to work safely and effectively.  Accordingly, in order to ensure proper quality control, NTI agrees to sell to Fibro-NTI, at Fibro-NTI’s request, and Fibro-NTI agrees to purchase from NTI, such Masterbatch At Cost as may be necessary to carry out the Corporation’s Business with respect to Product.  Alternatively, Fibro-NTI may purchase Masterbatch from any other NTI or NTI ASEAN Affiliate or external bona fide supplier, provided that NTI has approved the quality and reliability of such Materials and such supplier, and provided that such supplier affords Fibro-NTI product liability insurance on the chemical formulations it sells to Fibro-NTI deemed to be adequate to protect Fibro-NTI from loss due to any lessening of Quality Control standards established by NTI.  NTI herewith approves Masterbatch manufactured under the care, custody and control of the EXCOR Technical Center in Dresden.  Notwithstanding Fibro-NTI’s right to choose a supplier of Masterbatch in accordance with the provisions hereof, upon receipt of bona fide Purchase Orders for Masterbatch from Fibro-NTI under the Terms of Trade for Masterbatch set forth below, NTI agrees to supply to Fibro-NTI such Masterbatch as may be ordered by Fibro-NTI in reasonable quantities and within reasonable timeframes, subject to the provisions of this Technical Assistance Agreement, the Shareholders Joint Venture Agreement and the other Ancillary Agreements.

2.4.1.

Terms of Trade for Masterbatch.  Shipments of Masterbatch by NTI to Fibro-NTI and the terms of sale thereof will be pursuant to and in accordance with the Terms of Trade set forth in Appendix IV hereto, as modified from time to time.  The initial price schedule for Masterbatch is also set forth in Appendix VI.  Masterbatch purchased from NTI shall be paid as set forth in Article 12.11 or at any other place designated by NTI in U.S. Dollars invoiced within ninety (90) days following receipt by Fibro-NTI of each shipment of Masterbatch at its principal place of business or at such other places in the Territory as shall be designated by Fibro-NTI in the purchase order issued with respect thereto.

2.4.2.

Material Safety Data Sheets.  NTI shall provide Fibro-NTI with Material Safety Data Sheets for all Masterbatch provided by NTI to Fibro-NTI. NTI shall also provide Fibro-NTI with a complete set of reports issued by all sources to which NTI has access with respect to human health and environmental analyses as to Product and/or NTI Intellectual Property Rights.

2.4.3.

Product Liability Insurance.  NTI warrants to Fibro-NTI that NTI presently carries Product Liability insurance as set forth in Appendix V hereof.  The product liability coverage under NTI’s Master Policy (“NTI’s Master Policy”) extends solely to Masterbatch manufactured by NTI (“Product Liability Insurance Coverage on Masterbatch”).  As of the Effective Date hereof, the pro rata charge to Fibro-NTI by NTI for the Product Liability Insurance Coverage on Masterbatch provided under NTI’s Master Policy shall be incorporated within the compensation to be paid to NTI pursuant to Article 6 hereof for services performed hereunder.  Any subsequent adjustment in the premiums paid by NTI for Product Liability Insurance Coverage on Masterbatch may, however, necessitate a separate additional charge therefor At Cost to Fibro-NTI by NTI in the future.

2.5.	Technical Service Relative to Product through Laboratory Test Facilities.

                    NTI shall make its Laboratory Test Facilities and/or those of NTI and/or NTI ASEAN Affiliates reasonably available to Fibro-NTI, without charge to Fibro-NTI, for the purpose of analyzing the specific corrosion prevention requirements of customers and/or potential customers for Product in the Territory (“Laboratory Tests”), on a time schedule to be mutually determined.  In the course of the technical analysis and Laboratory Test procedures conducted in the Laboratory Test Facilities of NTI and/or NTI ASEAN Affiliates, NTI and shall use reasonable efforts to determine whether NTI Intellectual Property Rights can be utilized effectively to meet, in whole or in part, the specific requirements for corrosion inhibiting technology posed by the customers or prospective customers in the Territory for the applications specified.  Various different Materials and Masterbatch formulations may be tested in this process.  NTI shall inform Fibro-NTI as to the results of the analyses performed and tests conducted in each such case as promptly as practicable.  All of the concepts, analyses and results of such analyses and Laboratory Test procedures shall remain the sole property of NTI.  In the event that Product variations are developed within the scope of such Laboratory Tests the ownership of such Product variations shall reside with NTI, subject to the terms of this Technical Assistance Agreement, the Shareholders Joint Venture Agreement, and the other Ancillary Agreements.  Notwithstanding the foregoing, if greater demands on the Laboratory Test Facilities of NTI are posed by Fibro-NTI than demands for such support posed by other NTI and/or NTI ASEAN Affiliates of the same approximate size and scope, NTI may not be required to perform the requested services unless Fibro-NTI agrees to the payment of a reasonable charge therefor.

2.6.	Laboratory Test Facilities of the EXCOR Technical Center in Dresden

          EXCOR Korrosionsschutz-Technologien und-Produkte GmbH, which is an NTI Affiliate, has developed a Scientific Research Facility in Dresden known as EXCOR Korrosionsforschung GmbH (“EXCOR Technical Center”).

          The Corporation may elect to make use of the EXCOR Technical Center pursuant to the Catalog of Services and Price List therefor attached hereto as Appendix VI and made a part hereof.  Provided that NTI has approved each request for services made by the Corporation of the EXCOR Technical Center in advance (“NTI Approved Request for Research”) and receives a full set of samples submitted by the Corporation to the EXCOR Technical Center as well as a complete copy of any and all test reports submitted by the EXCOR Technical Center to the Corporation relative to each NTI Approved Request for Research, the Corporation may deduct the costs of such services performed by the EXCOR Technical Center from the amount of Fees payable under this Technical Assistance Agreement pursuant to Article 6 hereof.

ARTICLE 3
RESPONSIBILITIES OF NTI WITH RESPECT TO
PROVIDING MARKETING SUPPORT TO
FIBRO-NTI RELATIVE TO PRODUCT

3.1.	Marketing Support Relative to Product.

          NTI shall, provide Fibro-NTI with assistance in marketing the Product in the Territory and in responding to inquiries with respect to the proper application, including potential new applications, of Product in the Territory.

3.2.	Improvements in Marketing Relative to Product.

          NTI shall continue its efforts to improve the marketing techniques for the Product, and shall make any tangible results of all such efforts available to Fibro-NTI within the compensation to be paid by Fibro-NTI to NTI pursuant to Article 6 hereof.

3.3.	Sales Promotion Tools Relative to Product

          NTI shall provide support and assistance in the sales promotion and advertising efforts of Fibro-NTI (“Sales Promotion Tools”).  NTI shall provide text, photographs, artwork and mats NTI has developed for its own proprietary Sales Promotion Tools to Fibro-NTI At Cost; upon the reasonable request of Fibro-NTI.

3.4.	Participation in Trade Fairs Relative to Product.

          At Fibro-NTI’s request, and upon mutual agreement as to timing, cost and scope, NTI shall provide support to Fibro-NTI in designing and preparing display material for Fibro-NTI.  NTI shall also provide technical staff for Fibro-NTI’s booth at appropriate Trade Fairs in Turkey, to promote the sale of Product in the Territory.

3.5.	Joint Sales Calls Relative to Product.

          Upon mutual agreement, proper advance planning and identification of suitable prospects, NTI management shall make sales calls in the Territory jointly with NTI and/or Fibro-NTI sales staff to promote the sale of  Product in Turkey.

ARTICLE 4
INTERNATIONAL COORDINATION AND SUPPORT
RELATIVE TO PRODUCT

          It is recognized by the parties that a major element in the Technical Assistance and Marketing Support provided by NTI relates to the integration of the Corporation’s Business within the worldwide “Federation” of NTI and NTI ASEAN Affiliates, for major customers for Product tend to be multinational companies with production and assembly factories throughout the world, such as in the automotive and electronic industries.  Therefore, the Technical Assistance and Marketing Support provided to Fibro-NTI shall include:

4.1.	Identification of International Customers for Product.

          NTI shall, together with Fibro-NTI, identify international companies working in the Territory and attempt to determine which of these have become significant users of the Product in the United States and in the respective territories of other NTI and NTI Affiliates.  Following such research into pre-existing customers, NTI shall provide lists of significant users of Product it identifies, together with appropriate references, photographs and other available information as to appropriate applications of Product for each international customer identified, to Fibro-NTI for use in the Territory.

4.2.	Inspection of Customer Shipments Abroad.

          Where Product is used to protect a Fibro-NTI customer’s shipment of metal components and/or finished goods from the Territory to foreign destinations, NTI shall on a case-by-case basis to be determined, arrange to have such shipments inspected by NTI and/or NTI ASEAN Affiliate personnel on arrival, at destinations in such countries where NTI and/or NTI ASEAN have Affiliates, to ensure proper application and efficacy of Product in transit.

4.3.	Participation in Worldwide Conferences.

          NTI shall invite Fibro-NTI Management to, and include Fibro-NTI Management in, appropriate worldwide and regional strategic conferences, marketing seminars and technical exchanges organized by NTI and/or NTI ASEAN for their joint venture Partners.

ARTICLE 5
TECHNICAL ASSISTANCE AND MARKETING
SUPPORT TO BE RENDERED BY NTI RELATIVE TO
OTHER AGREED UPON TECHNOLOGIES

5.1.	Uncertainty as to Market Structure With Respect to Other Agreed Upon Technologies

          The parties recognize that the structure of the market for each Other Agreed Upon Technology in the Territory may require a different marketing approach from that required by the structure of the market of Product.  There is therefore an element of uncertainty relative to the market for Other Agreed Upon Technologies in the Territory, for planning purposes.

5.2.	Determination of Services to be Performed by NTI With Respect to Other Agreed Upon Technologies.

          Accordingly, under this Technical Assistance Agreement, NTI shall use its best efforts to perform essentially the same range of services with respect to Other Agreed Upon Technologies that NTI does in the ordinary course of business with respect to Product, adjusted as commensurate to the commercial and financial potential of each individual market for Other Agreed Upon Technologies in the Territory.

ARTICLE 6
PAYMENTS TO NTI FOR TECHNICAL ASSISTANCE
AND MARKETING SUPPORT SERVICES
TO FIBRO-NTI

6.1.	Basis for Payments with Respect to Services Relative to Product.

          Fibro-NTI shall make payments to NTI as provided in this Article 6 of this Technical Assistance Agreement in consideration of all services performed by NTI as set forth in Articles 2, 3, 4 and 5 hereof.  The payments set forth herein shall be made throughout the entire term of this Technical Assistance Agreement as compensation in full for the services specified and duly provided by NTI to Fibro-NTI.

6.2.	Amount of Payments for Services Relative to Product.

          Fibro-NTI shall pay to NTI an amount equal to seven and one-half percent (7.5%) of Net Sales of Product by the Corporation for NTI’s services to Fibro-NTI under this Technical Assistance Agreement.  Such payments, less applicable withholding tax, shall be paid in U.S. Dollars to an account or accounts as may be designated by NTI from time to time.

6.3.	Basis for Payments with Respect to Services Relative to Other Agreed Upon Technologies.

          Payments to be made to NTI with respect to services to Fibro-NTI relating to Other Agreed Upon Technologies shall be as agreed between the Parties on a case-by-case basis.  NTI shall perform substantially the same services under this Technical Assistance Agreement with respect to Other Agreed Upon Technologies that it does with respect to Product.  Accordingly, payments to NTI for its services with respect to Other Agreed Upon Technologies under this Technical Assistance Agreement shall, unless otherwise agreed between the Parties, be equal (as a percentage of Net Sales of each Other Agreed Upon Technology) to the payments paid by Fibro-NTI to NTI for its services hereunder with respect to Product.

6.4.	When a Sale is Deemed to Occur.

A sale shall be deemed to have occurred when Product or goods based upon Other Agreed Upon Technologies have been billed, or (if not billed) delivered to and fully paid for by a customer.

6.5.	Support Year.

The term “Support Year” shall mean any twelve (12) month period ending on December 31, except that the first Support Year shall commence on the Effective Date, and end at the next December 31 date.

6.6.	Statements to NTI.

Within sixty (60) days after the last day of each quarterly period in each Support Year, Fibro-NTI shall:

6.6.1.

Prepare and deliver to NTI a complete and accurate statement setting forth for the quarter just ended and separately and cumulatively for and with respect to all elapsed quarterly periods for the Support Year:

(i)

The total amount of Net Sales of Product (broken down in reasonable detail by individual volumes and customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer);

(ii) The total amount of compensation, based upon such Net Sales of Product (computed as hereinbefore provided) payable to NTI for its services to the Corporation hereunder;

(iii)

The total amount of Net Sales of Other Agreed Upon Technologies (broken down in  reasonable detail by individual volumes and customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer); and

(iv) The total amount of compensation, based upon such Net Sales of Other Agreed Upon Technologies (computed as hereinbefore provided) payable to NTI for its services to the Corporation hereunder.

	6.6.2.	Pay to NTI the full amount to which it is entitled for and with respect to the period or periods of the Support Year covered by the statement(s) provided for in Article 6.6.1 hereof.

6.7.	Books and Records.

Fibro-NTI covenants and agrees:

6.7.1.

That it will keep complete and accurate commercial and financial records and books of account showing the amount of billings to customers and the amount of deductions therefrom in arriving at Net Sales and all additional data and information which may be reasonably necessary to enable NTI’s independent accountants to verify the completeness and accuracy of each item of information which Fibro-NTI is required to set forth in each of the statements referred to in Article 6.6.1;

6.7.2.

That it will keep all such commercial and financial records and books of account at its principal office and will preserve all such records and books of account for a period of not less than three (3) years from and after the date on which such records or the last entry in such books of account was made, whichever shall be later; and

6.7.3.

That it will make such commercial and financial records, books of account, data and information available to NTI’s representatives and to NTI’s independent accountants and will give to such representatives or accountants free and complete access, at any reasonable time or times, to all such records, books of account, data and information, for the purposes of examining the same and verifying the completeness and accuracy of each item of information which Fibro-NTI is required to set forth in each of the statements referred to in Article 6.6.1 hereof.  In addition, NTI shall have the right to make copies of any of the foregoing.  The independent accountants of Fibro-NTI shall in the ordinary course of business provide written confirmation and certification to NTI, at least annually, of the data supplied to NTI pursuant to Article 6.6.1 hereof.  The cost of such reports shall be borne by Fibro-NTI.  In the event that NTI shall cause its representatives to confirm or verify the accuracy of the data supplied by Fibro-NTI, then the costs and fees of such representatives shall be borne by NTI unless such representatives shall determine, to the satisfaction of Fibro-NTI’s independent accountants, that there is a variation in the reporting of Net Sales of five percent (5%) or more, in which event the costs and fees of NTI’s representatives and/or accountants shall be borne by Fibro-NTI.

ARTICLE 7
PROTECTION OF NTI AND/OR
NTIASEAN TRADE SECRETS

7.1.	Recognition of NTI and/or NTI ASEAN Trade Secrets.

          Fibro-NTI acknowledges and agrees that (i) NTI Intellectual Property Rights; (ii) NTI and/or NTI ASEAN Trade Secrets; (iii) the Know-How, Materials, Process, Product and Masterbatch; and (iv) other information deemed confidential by NTI and/or NTI ASEAN and designated herein and hereafter relating to the business of NTI and/or NTI ASEAN, of the Corporation, and of NTI and/or NTI ASEAN Affiliates, both in the Territory and elsewhere, including but not limited to applications of NTI Intellectual Property Rights, cost and cost accounting data, customer lists, competition, marketing strategy, supply relationships, memoranda, diagrams, pictures, computer software and programs as well as records contained therein, sales information, financial information, pricing data and margins, are also included within the definition of NTI and/or NTI ASEAN Trade Secrets set forth in Article 1.18 hereof and constitute valuable property rights of NTI, NTI ASEAN and NTI and/or NTI ASEAN Affiliates.

7.2.	Protection of NTI and/or NTI ASEAN Trade Secrets.

          Fibro-NTI agrees that during the term of this Technical Assistance Agreement, as well as following its termination and for all times thereafter, it shall keep secret and confidential all NTI and/or NTI ASEAN Trade Secrets which it now knows or may hereafter come to know as a result of the Shareholders Joint Venture Agreement and the Ancillary Agreements.  NTI and/or NTI ASEAN Trade Secrets shall not be disclosed by Fibro-NTI to third parties and shall be kept secret and confidential except, (i) to the extent that the same have entered into the public domain by means other than the improper actions of Fibro-NTI, or (ii) to the extent that the disclosure thereof may be required pursuant to the order of any court or other governmental body.  If an NTI and/or NTI ASEAN Trade Secret shall be in the public domain as the result of an act by Fibro-NTI or any Agent or Submanufacturer thereof (as hereinafter defined), then Fibro-NTI shall nevertheless continue to keep such NTI and/or NTI ASEAN Trade Secret secret and inviolate.

7.3.	Protection of NTI and/or NTI ASEAN Trade Secrets by Agents (as hereinafter defined) and Submanufacturers (as hereinafter defined) of Fibro-NTI.

          Neither Fibro-NTI, nor its Agents (as hereinafter defined), nor its Submanufacturers (as hereinafter defined) shall at any time copy, remove from their proper location – be it within the Corporation or elsewhere - or retain without NTI’s prior written consent, the originals or copies of any NTI and/or NTI ASEAN Trade Secrets or of any of the unpublished records, books of account, documents, letters, diagrams, computer disks, papers or memoranda of NTI and/or NTI ASEAN.  It is understood that from time to time it may be necessary that certain of the foregoing items be copied or removed from their location; however, this shall be done subject to the requirement of this Article that the original material be returned to its proper location as soon as possible and that the confidential nature and integrity of the foregoing as NTI and/or NTI ASEAN Trade Secrets be strictly maintained both as to original documents and copies thereof.

7.3.1.

Insofar as the officers, employees and consultants of Fibro-NTI (herein collectively “Agents”) who come in contact with NTI and/or NTI ASEAN Trade Secrets are concerned, Fibro-NTI shall cause such Agents to enter into NTI and/or NTI ASEAN Trade Secrecy Agreements substantially in the form of Appendix VII to this Technical Assistance Agreement.  Fibro-NTI shall exert its best efforts to cause its Agents to adhere to and to abide by the provisions, restrictions and limitations of the NTI and/or NTI ASEAN Trade Secrecy Agreements, which efforts shall include the institution and prosecution of appropriate litigation if such be necessary and desirable.

(i)

To the extent that Fibro-NTI provides Masterbatch to Submanufacturers in requisite quantities to allow such Submanufacturers to manufacture Product in the Territory in such volumes and forms as may be required for the Corporation’s Business (“Submanufacturers”) , it is understood that Fibro-NTI may find it necessary to disclose certain NTI and/or NTI ASEAN Trade Secrets to such Submanufacturers for such purposes only;

(ii)

NTI and/or NTI ASEAN Trade Secrets shall be disclosed only to such Submanufacturers who have been specifically approved in writing by NTI and who have entered into NTI and/or NTI ASEAN Trade Secrecy Agreements with Fibro-NTI in a form approved by NTI, but substantially in the form of the NTI and/or NTI ASEAN Trade Secrecy Agreement set forth in Appendix VII hereof;

	(iii)	Moreover, only those NTI and/or NTI ASEAN Trade Secrets which are absolutely essential for the functions to be performed by such Submanufacturers shall be disclosed to them.

7.3.2.

Fibro-NTI shall not transfer ownership, by sale or any other means, of Materials or Masterbatch to any Submanufacturers but rather shall provide Masterbatch to Submanufacturers without charge for the sole purpose of allowing such Submanufacturers to apply the Process with respect to Product, incorporating Masterbatch, for the account of Fibro-NTI.  Upon completion of any order for such Process of Product by a Submanufacturer, Fibro-NTI shall pay such Submanufacturer for its services and the raw materials provided by the Submanufacturer in the Process and so take title to the Product, and shall require the return by the Submanufacturer of any Materials or Masterbatch not utilized in the Process.  A form of Sub-License Agreement to be used by Fibro-NTI when ceding physical control of Masterbatch to a Submanufacturer is attached hereto as Appendix VIII.

7.3.3.

The Parties hereby agree and acknowledge that NTI and/or NTI ASEAN are intended third party beneficiaries of the NTI and/or NTI ASEAN Trade Secrecy Agreements, and that NTI and/or NTI ASEAN may in the sole discretion of each, on their own behalf or derivatively and/or on behalf of the Corporation directly enforce the provisions of the NTI and/or NTI ASEAN Trade Secrecy Agreements and/or any breach thereof against any and all Agents (as defined in Article 7.3.1 hereof) and/or Submanufacturers (as defined in Article 7.3.1(i) hereof) who have executed same.

7.4.	Remedies in the Event of a Violation of Article 7 Hereof.

          It is understood and recognized by Fibro-NTI that in the event of any violation by Fibro-NTI and/or its Agents of the provisions of Article 6 hereof, NTI’s and/or NTI ASEAN’s remedy at law will be inadequate and NTI and/or NTI ASEAN will suffer irreparable injury.  Accordingly, Fibro-NTI consents to injunctive and other appropriate equitable relief upon the institution of legal proceedings therefor by NTI and/or NTI ASEAN and in any court of competent jurisdiction to protect NTI and/or NTI ASEAN Trade Secrets.  Such relief shall be in addition to any other relief to which NTI and/or NTI ASEAN may be entitled at law or in equity, which shall include but not be limited to the right of immediate termination of this Technical Assistance Agreement.

ARTICLE 8
COVENANT TO OBSERVE THE
DOCTRINE OF “CORPORATE OPPORTUNITY”

8.1.	Doctrine of Corporate Opportunity and Observance Thereof.

          It is the intent of the Parties to this Technical Assistance Agreement, the Shareholders Joint Venture Agreement and to the other Ancillary Agreements to deal solely with each other with respect to the commercial, technical and strategic development and implementation of the Corporation’s Business in the Territory.  Consequently, the Parties to each agreement cited above hereby renounce and covenant not to engage in any activity which would either (a) negatively impact the performance of their duties under the Shareholders Joint Venture Agreement or the Ancillary Agreements in the Territory, or (b) have the effect of displacing or substituting Net Sales of Product and/or of Other Agreed Upon Technologies and/or the application of NTI Intellectual Property Rights, in the Territory; except as specifically agreed to by the Parties in furtherance of the Corporation’s Business (“Corporate Opportunity”).

8.2.	Agreement Not to Divert Resources.

          Fibro-NTI and NTI agree that during the term of this Technical Assistance Agreement they shall not, directly or indirectly, in any capacity whatsoever, engage in, own, manage, operate, control, act as a consultant to, have a financial interest in, or otherwise participate in the ownership, licensing, management, operation or control of, a business which would impede, substitute, displace or divert Net Sales of Product and/or of Other Agreed Upon Technologies from the Corporation within the Territory except through the Corporation in furtherance of the Corporation’s Business.  During said term NTI shall not in any way, directly or indirectly, divert, take away or interfere with or attempt to divert, take away or interfere with, any of the customers, accounts, suppliers, employees, representatives or patronage of the Corporation.  In the event that this Technical Assistance Agreement is terminated: (i) because of a material Breach of the Shareholders Joint Venture Agreement by a Party; (ii) because of a material Breach of any Ancillary Agreement by a Party; (iii) upon the bankruptcy or other adverse condition of a Party as described in Article 9 hereof; (iv) pursuant to Article 10 hereof; or (v) upon a Breach of Articles 7 or 8 hereof, then the Party in Breach or subject to such adverse condition shall continue to be bound by the provisions of this Article 8 for a period of three years following the date of termination, but Fibro-NTI shall at no time be permitted to use NTI and/or NTI ASEAN Trade Secrets for any activity outside the Corporation, including but not limited to such activities which would have the effect of diverting resources from the Corporation.

8.3.	Remedies for Breach of Agreement Not to Divert Resources.

          It is understood and recognized by the Parties that in the event of a violation of the provisions of Article 8 hereof by a Party, the remedy at law will be inadequate and that the other Party to this Technical Assistance Agreement shall suffer irreparable injury.  Accordingly, each Party to this Technical Assistance Agreement consents to injunctive or other appropriate equitable relief upon the institution of legal proceedings therefor by the non-violating Party.  Such relief shall be in addition to any other relief to which a Party may be entitled at law or in equity, which shall include but not be limited to the right of immediate termination of this Technical Assistance Agreement.

ARTICLE 9
TERM OF AGREEMENT

9.1.	Indefinite Term.

          This Technical Assistance Agreement shall become effective on the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect for an indefinite term of years.

9.2.	Termination.

This Technical Assistance Agreement, having become effective as of the Effective Date hereof, shall continue in effect unless:

	9.2.1.	Terminated by either Party in accordance with the provisions of Articles 7 and/or 8 hereof;

	9.2.2.	Terminated in accordance with Article 9.3 and/or Article 9.4 hereof;

9.2.3.

Terminated by either Party by reason of a material Breach or Default of this Technical Assistance Agreement by the other Party which has not been cured or remedied in accordance with Article 10 hereof; or

9.2.4.

Terminated automatically, in conjunction with the termination of the Shareholders Joint Venture Agreement or any of the Ancillary Agreements by a Party thereto by reason of a material Breach (as therein defined) or Default (as therein defined) of any such agreement by a Party thereto, which Breach or Default has not been cured or remedied in accordance with the curative provisions thereof.  In such event this Technical Assistance Agreement shall likewise terminate on the same date, without any further act or notice given by a Party hereto.

9.3.	Termination Upon Change of Control of a Party.

          In the event that a Change of Control of a Party hereto shall occur, then the other Party or Parties may, upon six (6) months prior written notice given to such Party, terminate this Technical Assistance Agreement, unless the Change of Control of such Party shall have been effected upon prior notification and with the written understanding of the other Party.

9.4.	Termination Upon Bankruptcy or Insolvency.

          If a Fibro-NTI hereto shall become bankrupt or insolvent or shall file any debtor relief proceedings, or if there shall be filed in Court against a Party legal proceedings or bankruptcy or insolvency or reorganization or for the appointment of a receiver or trustee of all or a portion of such Party’s property, or if a Party makes an assignment for the benefit of creditors or petitions for or enters into an arrangement for debtor relief and such proceedings as are described aforesaid are not dismissed within a period of ninety (90) days after the institution thereof, then, at the option of the other Party, this Technical Assistance Agreement shall forthwith terminate by written notice given to the Party who has filed, instituted or against whom any of the proceedings aforesaid have been brought; provided that if a stay has been granted by a Trustee or Judge in Bankruptcy by virtue of which this Technical Assistance Agreement is to be deemed an executory contract, then the other Party shall continue to perform under the terms of this Technical Assistance Agreement if:

	9.4.1.	Payments due under this Technical Assistance Agreement for past obligations are rendered in full by the Party subject to such proceedings;

9.4.2.

Payments due under this Technical Assistance Agreement for present obligations are rendered by the Party subject to such proceedings pursuant to a payment schedule acceptable to the other Party or Parties; and

	9.4.3.	All other provisions of this Technical Assistance Agreement are complied with fully by the Party subject to such proceedings.

9.5.	Payment of Amounts Due.

          In the event of termination of this Technical Assistance Agreement, each Party shall pay to the other Party all amounts due and owing pursuant to this Technical Assistance Agreement prior to the effective date of termination.

9.6.	Cooperation Upon Termination.

          Upon termination of this Technical Assistance Agreement, the Corporation shall cooperate with NTI and NTI ASEAN in transferring NTI Intellectual Property Rights, and NTI and/or NTI ASEAN Trade Secrets, to NTI, NTI ASEAN or their designated assignee; and NTI shall cooperate with the Corporation and with NTI in transferring NTI Trade Secrets to NTI or its designated assignee.

9.7.	Non-Release of Obligations.

          The termination of this Technical Assistance Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in cash forthwith.  Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination. As provided in Article 7, upon termination of this Technical Assistance Agreement, NTI Intellectual Property Rights together with NTI and/or NTI ASEAN Trade Secrets shall continue to be kept secret and confidential by Fibro-NTI.

9.8.	Cessation of Rights Upon Termination.

          Upon the termination of this Technical Assistance Agreement, for reason of Default or Breach of this Technical Assistance Agreement or of the Shareholders Joint Venture Agreement or of any Ancillary Agreement, all rights which the Party in Default (“Defaulting Party”) may have under or pursuant to this Technical Assistance Agreement shall forthwith cease and terminate.  If a dispute as to whether a Default or Breach exists is submitted to Arbitration under Article 11 hereof, the Parties shall jointly appoint a trustee or agent to oversee the execution of the duties hereunder and the protection of the rights hereunder of the Party allegedly in Default or Breach.  If the Parties cannot agree on a trustee or agent for such purposes, the Arbitration Panel shall forthwith appoint same.

ARTICLE 10
DEFAULT

10.1.	Event of Default.

A Default (“ Default”) hereunder shall exist in the event of:

	10.1.1.	Non-payment of funds by one Party to another Party when due and owing; and/or

	10.1.2.	A material Breach (“Breach”) of any provision of this Technical Assistance Agreement other than Articles 7 and/or 8 hereof;

	10.1.3.	A Breach of Articles 7 and/or 8 hereof.

10.2.	Remedies Upon Default or Breach.

The remedies available to each Party in an instance of Default or Breach by the other Party shall be as follows:

10.2.1

If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Default or Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this Technical Assistance Agreement to be performed, observed or complied with by it, then the Party against whom such Default or Breach shall have been committed shall have the right to declare a Default and terminate this Technical Assistance Agreement unless the Party in Default or Breach shall cure such failure to pay, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party, provided, however, that if the Party in Default or Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a reasonable period of time so long as the Party in Default or Breach proceeds to cure such Default or Breach with due diligence.  A Party’s right of termination shall be in addition to and not in limitation of any of his other rights at law or in equity based upon the other Party’s Default or Breach.  Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

10.2.2

Notwithstanding the forgoing, in the event of a violation of Articles 7 and/or 8 hereof by a Party hereto, the other Party may at its sole discretion terminate this Technical Assistance Agreement with immediate effect upon giving notice to the Party in Default or Breach of Article 7 or 8 hereof as provided herein.

10.3.	Non-Waiver of Rights.

          A Party’s failure to terminate this Technical Assistance Agreement on account of any Breach or Default by the other Party as provided in Article 10.1 or 10.2 hereof shall in no event constitute or be deemed to constitute a waiverby such Party of its right to terminate this Technical Assistance Agreement at any time while any such Breach or Default continues (subject to the provisions of Article 10.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 11
DISPUTE RESOLUTION

11.1.	Dispute Resolution by Arbitration.

          Any and all disputes, except as excluded under Article 11.2 hereof, which may arise between the Parties during the term of this Technical Assistance Agreement, after the termination thereof, or following the liquidation or dissolution of Fibro-NTI, upon failure by the Parties to amicably resolve same after mutual good faith negotiations, shall be exclusively settled by arbitration, including but not limited to the following:

	11.1.1	A dispute as to whether a Default exists;

	11.1.2	A dispute as to whether a Default entitles the non-defaulting Party to terminate this Technical Assistance Agreement;

	11.1.3	A dispute as to the validity of this Article 11;

	11.1.4	A dispute relating to the construction, meaning, interpretation, application or effect of this Technical Assistance Agreement or anything contained herein;

	11.1.5	A dispute as to the rights, obligations or liabilities of the Parties hereunder.

11.2.	Disputes Not Subject to Arbitration.

Notwithstanding anything to the contrary set forth in this Technical Assistance Agreement:

	11.2.1	Arbitration may not be invoked regarding matters expressed in this Technical Assistance Agreement to be agreed upon by or determined with the consent or approval of both Parties.

11.2.2

Arbitration may not be invoked if a Party violates the provisions of this Technical Assistance Agreement relating to NTI Intellectual Property Rights, NTI and/or NTI ASEAN Trade Secrets, or Corporate Opportunity.  In such event, the remedies set forth in Articles 7, 8 and/or 10 hereof shall apply.

11.3.	Conduct of Arbitration Proceedings.

          Such arbitration proceedings shall be conducted in English and shall be carried on in the City of Brussels or any other place mutually agreeable to the Parties, under the UNCITRAL Arbitration Rules.  With respect to the interpretation of this Technical Assistance Agreement, the laws of Turkey shall apply.  Judgment upon the award rendered by the arbitrator in favor of the Prevailing Party, which shall include an award concerning the payment of costs, attorneys’ fees, and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction and assets may be attached in any Turkey in the world pursuant to such judgment.

11.4.	Designation of the “Prevailing Party”.

          In each case in which arbitration is invoked under this Technical Assistance Agreement, the Shareholders Joint Venture Agreement or any of the Ancillary Agreements, the arbitration panel shall be required to designate one or the other Party as the Prevailing Party (“Prevailing Party”).

11.5.	Punitive Damages Excluded.

          The Prevailing Party in an arbitration proceeding convened hereunder shall be awarded in arbitration all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including but not limited to legal fees and travel expenses, but shall not be entitled to exemplary or punitive damages.

ARTICLE 12
GENERAL PROVISIONS

12.1.	Benefit of Parties.

          All of the terms and provisions of this Technical Assistance Agreement, the Shareholders Joint Venture Agreement and of the other Ancillary Agreements shall be binding upon the Parties executing same and their respective permitted successors and assigns.  Except as expressly provided herein, a Party may not assign its rights and obligations hereunder to a third party without the written consent of the other Party; provided, however, that a Party may assign this Technical Assistance Agreement and all of a such Party’s rights hereunder (or a portion of this Technical Assistance Agreement and the rights hereunder relating thereto) to, or provide for the performance of all or part of such Party’s obligations hereunder by, an entity which controls, is controlled by or is under common control with such Party.  In such event, (i) the assignor shall unconditionally guarantee the performance and obligations of the assignee and shall not be released of its liabilities, obligations and responsibilities hereunder and (ii) the assignee shall expressly assume in writing and agree to perform such obligations, liabilities and responsibilities of the assignor.

12.2.	Counterparts.

          This Technical Assistance Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.3.	Cooperation.

          During the term of this Technical Assistance Agreement, each Party shall cooperate with and assist the other Party in taking such acts as may be appropriate to enable all Parties to effect compliance with the terms of this Technical Assistance Agreement as well as those of the Shareholders Joint Venture Agreement and the other Ancillary Agreements, and to carry out the true intent and purposes thereof.

12.4.	Index, Captions, Definitions and Defined Terms.

          The captions of the Articles of this Technical Assistance Agreement and subsections thereof are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provisions hereof.  Notwithstanding the foregoing, the Definitions set forth in Article 1 hereof, together with any other defined terms in this Technical Assistance Agreement, as identified by their insertion in parentheses and quotation marks (“Defined Terms”), shall be incorporated herein as written, made a part hereof, and govern the interpretation of the text of this Technical Assistance Agreement, irrespective of whether such Definitions or Defined Terms appear in the text of this Technical Assistance Agreement before or after they are defined.

12.5.	Waiver of Compliance.

          The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Technical Assistance Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other Parties hereto, and any Breach or Default hereunder; provided, however, that such waiver shall not affect or impair the waiving Party’s rights in respect to any other covenants, conditions, Breach or Default hereunder.

12.6.	Force Majeure.

In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this Technical Assistance Agreement as a result of delays caused by strikes, lock-outs, unavailability of materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed.  If a force majeure event shall be in existence for one year or more, then either Party shall have the right to terminate this Technical Assistance Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the other Party, provided that the force majeure event continues to be in effect as of the date that such notice is given.

12.7.	Notices.

          All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Technical Assistance Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral, commercial courier service such as Federal Express, DHL, UPS or equivalent, as follows:

If to Fibro-NTI, to:	Fibro-NTI
Elemanari Sanaye Insaat
ve Tic. Ltd. Sti, Karanfil Cad. 27
80620 1. Levent
Istanbul
Turkey

If to NTI, to :	Northern Technologies International Corporation
Attention: President
6680 North Highway 49
Lino Lakes, MN 55014
Telefax: 651-784-2902

Copy to:	Northern Technologies International Corporation
Attention: Chairman
23205 Mercantile Road
Beachwood, OH 44122
Telefax: 216-595-1741

Copy to:	Fibrobeton Precast Concrete Ltd.
Elemanari Sanaye Insaat
ve Tic. Ltd. Sti, Karanfil Cad. 27
80620 1. Levent
Istanbul
Turkey

Copy to:	Atagençer, LLC
Attention Dr. Mehmet Gençer
10988 Tanager Trail
Brecksville, OH 44141
Tel: 440-838-4543
Fax: 440-838-4584

or to such other address as may be specified in writing by any of the above.

12.8.	Entire Agreement.

          This Technical Assistance Agreement, together with the Shareholders Joint Venture Agreement and the other Ancillary Agreements, contain the entire understanding of the Parties as of the date of each such agreement.  There are no representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Technical Assistance Agreement, the Shareholders Joint Venture Agreement and the other Ancillary Agreements, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this Technical Assistance Agreement. It is the intent of the Parties to develop the relationship established hereunder, however, and to amend and supplement this Technical Assistance Agreement so as to provide for expansion both of Net Sales of Product and of the scope of the Corporation’s Business with Other Agreed Upon Technologies.  Any amendment or supplement to this Technical Assistance Agreement, the Shareholders Joint Venture Agreement and the other Ancillary Agreements must, however, be clearly identified as such and set forth in writing (“Supplemental Documents”).  Supplemental Documents may include Corporate Resolutions and/or other written exchanges between Parties, but must be manually signed, in the original, by duly authorized representatives of the Parties to constitute valid Supplemental Documents for purposes hereof.

12.9.	Validity of Provisions.

          Should any part of this Technical Assistance Agreement, the Shareholders Joint Venture Agreement, or the other Ancillary Agreements be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portion without including any such part or portion which may for any reason be declared invalid.  In the event that a provision of this Technical Assistance Agreement, the Shareholders Joint Venture Agreement, or any other Ancillary Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

12.10.	Governmental Filings.

          Fibro-NTI shall be responsible for the preparation and filing of all necessary reports relating to this Technical Assistance Agreement and the transactions contemplated hereby with each appropriate government agency in the Territory, and shall maintain all required governmental filings and permits current.  NTI shall provide whatever information and documentation reasonably required of and available to it in connection with the preparation and filing of such reports.

12.11.	Payments.

          Any payment to be made by Fibro-NTI to NTI pursuant to any provision of this Technical Assistance Agreement shall be made by means of a wire transfer or by means of a deposit to a bona fide bank account as designated by NTI.  NTI shall have the right to specify in writing any bank account to which payments due shall be made.

12.12.	Derivative Enforcement by the Parties.

          The Parties may, derivatively for and on behalf of Fibro-NTI, enforce the terms hereof against the Parties in the event of a material Breach or Default of this Agreement by NTI.  In the event of derivative enforcement hereunder, the matter shall be adjudicated in accordance with the provisions of Article 11 hereof.

12.13.	Changes Subject to Approval of the Parties.

The Parties to this Technical Assistance Agreement shall not change, modify or amend this Technical Assistance Agreement in any respect without the prior written consent of the Parties.

IN WITNESS WHEREOF, the parties have executed this Technical Assistance and Marketing Support Agreement as of the day and year first above written.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

By /s/ Philip M. Lynch

FIBRO-NTI, JOINT STOCK COMPANY

By /s/

APPROVAL OF FIBROBETON PRECAST CONCRETE, LTD.

          By its signature hereto FIBROBETON PRECAST CONCRETE, LTD.approves and agrees to the terms and provisions of this Technical Assistance and Marketing Support Agreement and of the form of NTI and NTI-ASEAN Trade Secrecy Agreements attached hereto, and agrees to be bound thereto to the extent that the terms and provisions thereof are applicable to it, it being understood that FIBROBETON PRECAST CONCRETE, LTD.shall also have a direct right of action in its own name for the enforcement of the provisions of this Technical Assistance and Marketing Support Agreement.

FIBROBETON PRECAST CONCRETE, LTD.

By /s/

APPROVAL OF ATAGENÇER, LLC

          By its signature hereto Atagençer, LLC approves and agrees to the terms and provisions of this Technical Assistance and Marketing Support Agreement and agrees to be bound thereto to the extent that the terms and provisions thereof are applicable to it, it being understood that Atagençer, LLC shall also have a direct right of action in its own name for the enforcement of the provisions of this Technical Assistance and Marketing Support Agreement.

ATAGENÇER, LLC

By /s/ Dr. Mehmet A. Gencer